Exhibit 99.1

For Immediate Release                                                                                                                                                                                                     Contact: Mark Bierley
December 14, 2010                                                                                                                                                                                              (919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER
AND FISCAL 2010 FINANCIAL RESULTS

Cary, North Carolina, December 14, 2010 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal fourth quarter and year ended September 30, 2010.  The quarter and year included 14 and 53 weeks, respectively, one more week than the comparable periods in fiscal 2009.

Fourth Quarter Summary:

•
Net income was $8.5 million or $0.38 per diluted share, including charges of approximately $3 million after-tax.  This compares to $12.5 million or $0.56 per diluted share in last year’s fourth quarter.  Excluding the charges, fourth quarter fiscal 2010 net income was $11.3 million or $0.50 per diluted share (see reconciliation below).

•	Adjusted EBITDA was $66.2 million, compared to $70.8 million a year ago.

•	Comparable store merchandise revenue increased 5.7%.

•	Merchandise gross margin improved to 34.4% from 34.0% in last year’s fourth quarter and from 34.2% in the third quarter fiscal 2010.

•	Fuel gross profit was $61.9 million, compared to $76.4 million a year ago.

Fiscal Year 2010 Summary:

•
Net loss was $165.6 million or $7.42 per basic share, compared to net income of $54.1 million or $2.42 per diluted share in fiscal 2009.  Excluding the goodwill impairment and other charges, net income for fiscal year 2010 was $27.4 million or $1.22 per diluted share (see reconciliation below).

•	Adjusted EBITDA was $237.6 million, compared to $281.3 million in fiscal 2009.

•	Comparable store merchandise revenue increased 5.6%.

•	Merchandise gross margin was 33.8% compared to 35.4% in fiscal 2009. This decrease in margin was driven entirely by the full year impact of higher tobacco excise taxes.

•	Fuel gross profit was $264.7 million, compared to $311.3 million a year ago.

•	Net cash provided by operating activities was $155 million compared to $169 million in fiscal 2009.

President and Chief Executive Officer Terrance M. Marks said, “We are pleased with the continued strength and quality of our merchandise business for the quarter, as evidenced by sequential improvement in both gross margin and non-cigarette comps.  Importantly,   we continued making solid progress on our core strategic initiatives, particularly Program Fresh.   Our Raleigh stores were completed on schedule in the fourth quarter and have performed ahead of expectations.  The store conversion process is progressing well and we now expect to finish the calendar year slightly ahead of our original remodel plan of 100 stores.”

Merchandise revenue for the fourth quarter increased 12.0% overall and 5.7% on a comparable store basis from last year’s fourth quarter.  Total merchandise gross profit for the quarter was $172.5 million, an increase of 13.1% from the fourth quarter a year ago.

For the full year, merchandise revenue totaled approximately $1.80 billion, up 8.4% overall and 5.6% on a comparable store basis.  Total merchandise gross profit for fiscal 2010 was $607.5 million, up 3.5% from a year ago.

Retail fuel gallons sold in the fourth quarter decreased 0.8% overall and 7.2% on a comparable store basis from last year’s fourth quarter.  Retail fuel revenues in the fourth quarter increased 6.1% to $1.4 billion primarily as a result of the 7% increase in the average retail price per gallon to $2.63 from $2.45.  Fuel gross profit for the fourth quarter decreased 19.0% compared to the same period a year ago, primarily due a decrease in retail fuel margin per gallon to $0.112 compared to $0.137.

For the full year, retail fuel gallons sold were approximately 2.05 billion, down 1.5% overall and 4.9% on a comparable store basis from fiscal year 2009.

Total store operating and general and administrative expenses for the fourth quarter were $168.2 million, an increase of $10 million from the fourth quarter last year.  This increase was driven entirely by the extra week in fiscal 2010.  For the full year, store operating and general and administration expenses were $634.6 million, an increase of $17.5 million or 2.8% from fiscal year 2009.

The Company remains comfortable with its liquidity position given the $201 million in cash on hand and approximately $106 million in available capacity under its revolving credit facilities as of September 30, 2010.

Fiscal 2011 Outlook

The Company announced the following initial guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2011, which is a 52-week fiscal year:

	Year Ending September 29, 2011
	Low	High

Merchandise sales ($ billions)	$1.80	$1.87

Merchandise gross margin	34.0%	35.0%

Retail fuel gross profit ($ millions)	$251	$280

Retail fuel gallons (billions)	2.00	2.09

Retail fuel margin per gallon	$0.12	$0.14

Total OSG&A ($ millions)	$650	$660

Depreciation & amortization ($ millions)	$119	$126

Interest expense ($ millions)	$81	$85

Impact of Adopting New Accounting Principle related to Convertible Notes

In 2008, the FASB issued new accounting guidance which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. This accounting standard impacted the Company's senior convertible notes and will require the Company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature. The Company adopted this accounting standard in the first quarter of 2010, and accordingly, the prior periods' financial statements have been adjusted.  Although this change will not impact our actual past or future cash flows, the retroactive application resulted in an increase to pre-tax non-cash interest expense of $1.3 million and $5.3 million for the three and twelve months ended September 24, 2009, respectively, and a decrease to gain on extinguishment of debt of $3.2 million for the twelve months ended September 24, 2009.  The impact on interest expense for the three and twelve months ended September 30, 2010 was $1.1 million and $5.2 million, respectively.

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Tuesday, December 14, 2010 at 10:00 a.m. Eastern Time.  The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income before interest expense, net gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Historically, the Company has included lease payments the Company makes under its lease finance obligations as a reduction to EBITDA.  The Company is no longer adjusting EBITDA for payments made for lease finance obligations in order to provide a measure that management believes is more comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not a measure of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income and net income per share for the three and twelve months ended September 30, 2010 excluding the after-tax impact of non-cash charges related to impairment, excess depreciation, legal or other settlements, and loss on extinguishment of debt.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, a legal or other settlement or impairment charges has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business, is subject to litigation (and its related costs) as part of its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of December 14, 2010, the Company operated 1,672 stores in thirteen states under select banners, including Kangaroo Express(R), its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the Company's ability to enhance its operating performance through its in-store initiatives; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of December 14, 2010. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Twelve Months Ended
	Sept 30, 2010	Sept 24, 2009	Sept 30, 2010	Sept 24, 2009
Revenues:	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Merchandise	$501,924	$448,268	$1,797,860	$1,658,926
Fuel	1,452,474	1,367,685	5,467,402	4,731,205
Total revenues	1,954,398	1,815,953	7,265,262	6,390,131
Costs and operating expenses:
Merchandise cost of goods sold	329,434	295,740	1,190,396	1,071,842
Gasoline cost of goods sold	1,390,538	1,291,261	5,202,717	4,419,861
Store operating	142,705	133,664	536,618	515,635
General and administrative	25,521	24,467	97,949	101,452
Goodwill impairment	---	---	230,820	---
Other impairment charges	1,941	259	36,259	2,084
Depreciation and amortization	31,133	29,084	120,605	108,712
Total costs and operating expenses	1,921,272	1,774,475	7,415,364	6,219,586
Income (loss) from operations	33,126	41,478	(150,102)	170,545

Interest expense, net
Loss (Gain) on extinguishment of debt	5	---	791	(4,007)
Interest on lease finance obligations	10,247	10,543	42,238	41,850
Interest expense – all other, net	10,445	11,678	43,752	47,433
Total interest expense, net	20,697	22,221	86,781	85,276
Income (loss) before income taxes	12,429	19,257	(236,883)	85,269
Income tax (expense) benefit	(3,912)	(6,757)	71,268	(31,178)
Net income (loss)	$8,517	$12,500	$(165,615)	$54,091

Earnings (loss) per share:
Net income (loss) per diluted shares	$0.38	$0.56	$(7.42)	$2.42
Shares outstanding	22,538	22,306	22,333	22,346

Selected financial data:
Adjusted EBITDA	$66,200	$70,821	$237,582	$281,341
Payments made for lease finance obligations	$11,687	$11,851	$47,875	$47,175
Merchandise gross profit	$172,490	$152,528	$607,464	$587,084
Merchandise margin	34.4%	34.0%	33.8%	35.4%
Retail fuel data:
Gallons	547,508	552,139	2,047,359	2,078,035
Margin per gallon (1)	$0.112	$0.137	$0.129	$0.149
Retail price per gallon	$2.63	$2.45	$2.64	$2.24
Total fuel gross profit	$61,936	$76,424	$264,685	$311,344

Comparable store data:
Merchandise sales %	5.7%	1.6%	5.6%	0.0%
Fuel gallons %	-7.2%	1.4%	-4.9%	-3.3%

Number of stores:
End of period	1,638	1,673	1,638	1,673
Weighted-average store count	1,640	1,678	1,652	1,657

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	September 30, 2010	September 24, 2009

ASSETS
Cash and cash equivalents	$200,637	$169,880
Receivables, net	92,118	92,494
Inventories	130,949	124,524
Other current assets	33,316	33,101
Total current assets	457,020	419,999

Property and equipment, net	1,005,152	1,028,982
Goodwill	403,193	634,703
Other noncurrent assets	31,085	70,471
Total assets	$1,896,450	$2,154,155
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$6,321	$4,317
Current maturities of lease finance obligations	7,024	6,536
Accounts payable	144,358	140,730
Other accrued liabilities	114,031	110,258
Total current liabilities	271,734	261,841

Long-term debt	753,020	769,563
Lease finance obligations	450,312	458,509
Deferred income taxes	38,388	109,260
Deferred vendor rebates	10,212	17,392
Other noncurrent liabilities	64,675	70,415
Total shareholders’ equity	308,109	467,175
Total liabilities and shareholders’ equity	$1,896,450	$2,154,155

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Twelve Months Ended
	Sept 30, 2010	Sept 24, 2009	Sept 30, 2010	Sept 24, 2009

Adjusted EBITDA	$66,200	$70,821	$237,582	$281,341
Impairment charges	(1,941)	(259)	(267,079)	(2,084)
(Loss) Gain on extinguishment of debt	(5)	—	(791)	4,007
Interest expense, net	(20,692)	(22,221)	(85,990)	(89,283)
Depreciation and amortization	(31,133)	(29,084)	(120,605)	(108,712)
Income tax (expense)benefit	(3,912)	(6,757)	71,268	(31,178)
Net income(loss)	$8,517	$12,500	$(165,615)	$54,091

Adjusted EBITDA	$66,200	$70,821	$237,582	$281,341
(Loss) Gain on extinguishment of debt	(5)	—	(791)	4,007
Interest expense, net	(20,692)	(22,221)	(85,990)	(89,283)
Income tax (expense)benefit	(3,912)	(6,757)	71,268	(31,178)
Stock-based compensation expense	731	989	3,478	6,367
Changes in operating assets and liabilities	(20,096)	(28,827)	(13,593)	(18,050)
Other	6,034	7,545	(57,129)	16,232
Net cash provided by operating activities	$28,260	$21,550	$154,825	$169,436

Additions to property and equipment, net	$(39,423)	$(63,485)	$(97,521)	$(117,244)
Acquisitions of businesses, net	--	(1,038)	--	(48,768)
Net cash used in investing activities	$(39,423)	$(64,523)	$(97,521)	$(166,012)

Net cash used in financing activities	$(3,476)	$(2,554)	$(26,547)	$(50,732)

	Quarter Ended
	Sept 30, 2010

	Pre Tax	After Tax	EPS

Income, as reported	$12,429	$8,517	$0.38

Other impairment charges	1,941	1,187	0.05
Legal, environmental and other adjustments	1,178	720	0.03
Reimaging charges	1,486	909	0.04

Income, as adjusted	$17,034	$11,332	$0.50

	Twelve Months Ended
	Sept 30, 2010

	Pre Tax	After Tax	EPS

Loss, as reported (basic share basis)	$(236,883)	$(165,615)	$(7.42)

Goodwill and other impairment charges	267,079	186,736	8.36
Reimaging and credit card compliance depreciation charges	5,277	3,226	0.14
Legal, environmental and other adjustments	4,273	2,612	0.12
Loss on extinguishment of debt	791	484	0.02

Income, as adjusted (diluted share basis)	$40,537	$27,443	$1.22